Exhibit 2.2

AMENDMENT NO. 2 TO

BUSINESS COMBINATION AGREEMENT

This Amendment No. 2 (this “Amendment”) to that certain Business Combination Agreement, dated as of December 5, 2022 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among SportsMap Tech Acquisition Corp., a Delaware corporation (“SportsMap”), ICH Merger Sub Inc., a Delaware corporation, and Infrared Cameras Holdings, Inc., a Delaware corporation (the “Company”), is made and entered into as of September 17, 2023, by and among SportsMap and the Company. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, SportsMap, the Company and Merger Sub are parties to the Business Combination Agreement;

WHEREAS, Section 8.3 of the Business Combination Agreement provides that the Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (a) SportsMap and the Company prior to the Closing and (b) SportsMap and the SportsMap Sponsor after the Closing;

WHEREAS, SportsMap and the Company desire to amend the Business Combination Agreement as set forth in this Amendment; and

WHEREAS, the respective board of directors of each of SportsMap and the Company have each approved this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parties agree as follows:

Agreement

1.             Amendment to the Business Combination Agreement.

a.             Table of Contents. The heading “Section 2.2. Treatment of Company Options” in the Table of Contents to the Business Combination Agreement is hereby deleted in its entirety and replaced with the heading “Section 2.2. Treatment of Company Options and Company RSU Awards”.

b.             Section 1.1.

Section 1.1 of the Business Combination Agreement is hereby amended as follows:

(i) The following definitions are hereby amended and restated in their entirety as follows:

“Company Equityholders” means, collectively, the Company Stockholders and the holders of Company RSU Awards, Participating Company Options and the Company Convertible Notes, in each case, as of any determination time prior to the Effective Time.

“Company Securities” means, collectively, the Company Common Stock, the Company RSU Awards and the Company Options outstanding immediately prior to the Effective Time (after giving effect to the Company Note Conversion).

“Earnout Pro Rata Share” means, with respect to each Earnout Pre-Closing Company Securityholder, a percentage equal to the quotient of (a) the sum of (i) the aggregate number of shares of Company Common Stock that are held by such Earnout Pre-Closing Company Securityholder immediately prior to the Effective Time (after giving effect to the Company Note Conversion) plus (ii) the aggregate maximum number of shares of Company Class B Common Stock that would be issuable assuming the exercise in full immediately prior to the Effective Time, of all Participating Company Options, other than Forfeited Company Options, that are held by such Earnout Pre-Closing Company Securityholder (on a net exercise basis, settled in the applicable number of Company Class B Common Stock, rounded down to the nearest whole share) immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Company Class B Common Stock subject to Company RSU Awards that are held by such Earnout Pre-Closing Company Securityholder immediately prior to the Effective Time, other than Forfeited Company RSU Awards; divided by (b) the sum of (i) the aggregate number of shares of Company Common Stock that are held by all Earnout Pre-Closing Company Securityholders immediately prior to the Effective Time (after giving effect to the Company Note Conversion), plus (ii) the aggregate maximum number of shares of Company Class B Common Stock that would be issuable assuming exercise in full immediately prior to the Effective Time of all Participating Company Options, other than Forfeited Company Options, that are held by all Earnout Pre-Closing Company Securityholders (on a net exercise basis, settled in the applicable number of Company Class B Common Stock, rounded down to the nearest whole share) immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Company Class B Common Stock subject to Company RSU Awards that are held by all Earnout Pre-Closing Company Securityholder immediately prior to the Effective Time, other than Forfeited Company RSU Awards.

“Forfeited Company RSU Award” means, to the extent all or a portion of an Exchanged RSU Award is forfeited after the Effective Time and prior to the Triggering Event (or the date on which a SportsMap Sale occurs), any shares of Company Class B Common Stock underlying the Company RSU Award that relates to such Exchanged RSU Award or such portion of the Exchanged RSU Award.

“Participating Fully Diluted Shares Outstanding” means (a) the aggregate number of shares of Company Common Stock (after giving effect to the Company Note Conversion) outstanding immediately prior to the Effective Time (other than Company Common Stock held by the Company which is to be cancelled and retired in accordance with Section 2.1(i)), plus (b) the aggregate maximum number of shares of Company Class B Common Stock that would be issuable assuming the exercise in full, immediately prior to the Effective Time, of all Participating Company Options outstanding immediately prior to the Effective Time, plus (c) the aggregate number of shares of Company Class B Common Stock subject to the Company RSU Awards outstanding immediately prior to the Effective Time.

(ii) To add the following new definitions to Section 1.1, which will be inserted in the appropriate location in Section 1.1 so that the definitions set forth in Section 1.1 will be listed in alphabetical order:

“Company RSU Award” means, as of any determination time, each award of restricted stock units covering Company Class B Common Stock that is outstanding, whether granted under the Company Equity Plan or otherwise.

“Exchanged RSU Award” has the meaning set forth in Section 2.2(c).

c.             Section 2.2.

Section 2.2 of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

Section 2.2 Treatment of Company Options and Company RSU Awards.

(a)           At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.2(e)), each Participating Company Option shall be converted into an option to purchase a number of shares of SportsMap Common Stock upon substantially the same terms and conditions (but taking into account any accelerated vesting provided for in the Company Equity Plan or in any award agreement by reason of this Agreement or the transactions contemplated hereby) as are in effect with respect to such Participating Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (such option, an “Exchanged Option”), except that (i) each such Exchanged Option shall represent the right to purchase that whole number of shares of SportsMap Common Stock (rounded down to the nearest whole number) equal to (A) the number of shares of Company Class B Common Stock subject to such Participating Company Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, and (ii) the exercise price per share for each such Exchanged Option (rounded up to the nearest whole cent) shall be equal to (A) the exercise price per share of such Participating Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio. The conversion of the Participating Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Participating Company Options for purposes of Section 409A or Section 424 of the Code. As of the Effective Time, all Participating Company Options shall no longer be outstanding and each holder of an Exchanged Option will cease to have any rights with respect to such Participating Company Options except as set forth herein. Each holder of an Exchanged Option as of immediately following the Effective Time (but excluding any Forfeited Company Option) shall also be entitled to receive its Earnout Pro Rata Share of any Earnout Shares if the Triggering Event occurs or is deemed to occur in accordance with Section 2.3.

(b)           Each Out-of-the-Money Company Option shall be cancelled and terminated at the Effective Time without any payment of consideration therefor.

(c)           At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.2(e)), each Company RSU Award shall be converted into a restricted stock unit award covering a number of shares of SportsMap Common Stock upon substantially the same terms and conditions as are in effect with respect to such Company RSU Award immediately prior to the Effective Time, including with respect to termination-related provisions (such restricted stock unit award, an “Exchanged RSU Award”), except that each such Exchanged RSU Award shall relate to that whole number of shares of SportsMap Common Stock (rounded down to the nearest whole number) equal to (i) the number of shares of Company Class B Common Stock subject to such Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. As of the Effective Time, all Company RSU Awards shall no longer be outstanding and each holder of an Exchanged RSU Award will cease to have any rights with respect to such Company RSU Award except as set forth herein. Each holder of an Exchanged RSU Award as of immediately following the Effective Time (but excluding any Forfeited Company RSU Award) shall also be entitled to receive its Earnout Pro Rata Share of any Earnout Shares if the Triggering Event occurs or is deemed to occur in accordance with Section 2.3.

(d)           Following the Effective Time, no new awards will be granted under the Company Equity Plan.

(e)        Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions (including adopting resolutions by the Company Board or a committee thereof) under the Company Equity Plan or other applicable instruments under the underlying grant, award, warrant or similar agreement or otherwise to give effect to the provisions of this Section 2.2. Prior to such adoption, the Company will provide SportsMap with drafts of, and a reasonable opportunity to comment on, all such resolutions.

d.              Section 2.3(b).

The first sentence of Section 2.3(b) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

Except as otherwise provided in Section 2.3(c), as additional consideration for the Merger, within fifteen (15) Business Days after the occurrence of a Triggering Event during the Earnout Period, SportsMap shall issue to each Company Equityholder, in each case as of immediately prior to the Effective Time (other than holders of Dissenting Shares, if any, Forfeited Company Options and Forfeited Company RSU Awards) (collectively, the “Earnout Pre-Closing Company Securityholders”), the number of shares of SportsMap Common Stock equal to (x) such Earnout Pre-Closing Company Securityholder’s Earnout Pro Rata Share multiplied by (y) 2,400,000 (equitably adjusted for any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the SportsMap Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving SportsMap).

e.             Section 2.5(a).

Section 2.5(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

(a)           At least three (3) Business Days prior to the Closing Date, the Company shall deliver to SportsMap and the Exchange Agent an allocation schedule (the “Allocation Schedule”) setting forth, as of the date thereof:

(i)          (A) the number of shares of Company Common Stock held by each Company Stockholder (after giving effect to the Company Note Conversion), (B) the number of shares of Company Class B Common Stock subject to each Company Option held by each holder thereof, and (C) the number of shares of Company Class B Common Stock subject to each Company RSU Award held by each holder thereof;

(ii)         in the case of the Company Options, the exercise (or similar) price and, if applicable, the expiration (or similar) date;

(iii)        (A) the Exchange Ratio; (B) the portion of the Aggregate Share Consideration (specifying the number of shares of SportsMap Common Stock) allocated to each share of Company Common Stock pursuant to Section 2.1(h) based on the Exchange Ratio (including, for the avoidance of doubt, the number of shares of Company Common Stock that would be allocated to any such Company Common Stock pursuant to Section 2.1(h) but for such shares of Company Common Stock being Dissenting Shares), (C) the portion of the Aggregate Share Consideration allocated to each Participating Company Option pursuant to Section 2.2(a), and (D) the portion of the Aggregate Share Consideration allocated to each Company RSU Award pursuant to Section 2.2(c), as well as, in the case of each of clauses (A) through (D), reasonably detailed calculations with respect to the components and subcomponents thereof (including any exchange (or similar) ratio on which such calculations are based);

(iv)       each Company Stockholder that is a Dissenting Stockholder and the number of shares of Company Common Stock held by such Company Stockholder that are Dissenting Shares;

(v)        with respect to each Company Equityholder (after giving effect to the Company Note Conversion), the aggregate number of shares of SportsMap Common Stock issuable to such Company Equityholder based on allocations with respect to each class and type of Company Security held by such Company Equityholder, as set forth in Section 2.5(a)(iii);

(vi)       the estimated number of Earnout Shares issuable to each Earnout Pre-Closing Company Securityholder (after giving effect to the Company Note Conversion) upon the occurrence of the Triggering Event; and

(vii)      a certification, duly executed by the chief executive officer of the Company, that the information and calculations delivered pursuant to clauses (i) through (vi) of this Section 2.5(a) are, and will be as of immediately prior to the Effective Time, (A) true and correct in all respects, (B) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Stockholders Agreement and applicable Laws, and (C) in the case of the Participating Company Options and Company RSU Awards, in accordance with the Company Equity Plan, as applicable, and any applicable grant or similar agreement with respect to each Participating Company Option or Company RSU Award.

The Company will review and incorporate any comments on or changes to the Allocation Schedule provided by SportsMap or any of its Representatives prior to the Effective Time.

f.              Section 3.3(a).

The penultimate sentence of Section 3.3(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

Except for the Company Options set forth on Section 3.3(a) of the Company Disclosure Schedules and for those Company Options and Company RSU Awards either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b) and except as contemplated by this Agreement and the Ancillary Documents, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

2.              Effect of Amendment. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Business Combination Agreement or any rights or obligations of any party under or in respect of the Business Combination Agreement. Except as modified by this Amendment, the Business Combination Agreement shall continue in full force and effect. Upon the execution of this Amendment by the Parties, each reference in the Business Combination Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Business Combination Agreement shall mean and be a reference to the Business Combination Agreement as amended by this Amendment, and a reference to the Business Combination Agreement in any other instrument or document shall be deemed a reference to the Business Combination Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Business Combination Agreement, as amended by this Amendment.

3.              General. Sections 8.5, 8.10, 8.11, 8.15 and 8.16 of the Business Combination Agreement shall apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPORTSMAP TECH ACQUISITION CORP.

By	/s/ David Gow
Name:	David Gow
Title:	Chief Executive Officer

INFRARED CAMERAS HOLDINGS, INC.

By	/s/ Gary Strahan
Name:	Gary Strahan
Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to Business Combination Agreement]